Exhibit 99.2


Reiner Becker
Chairman of the Board
(520) 547-3510
nuinnovat@nuproinnovations.com


                              FOR IMMEDIATE RELEASE

NUPRO INNOVATIONS INC. ANNOUNCES DEATH OF PRESIDENT AND CEO AND APPOINTMENT OF NEW OFFICERS AND CHAIRMAN OF THE BOARD.

     TUCSON, Ariz. (February 4, 2002). Nupro Innovations Inc. (OTC BB:NUPP) today announced the unexpected death of its President and Chief Executive
Officer, Luba Veselinovic. Mr. Veselinovic was in transit to the Company's manufacturing facilities in Guaymas, Mexico when he was killed in an auto accident in the early morning hours of January 30th. At a Special Meeting of the Board of Directors held on February 2, 2002, the board unanimously appointed Elke Veselinovic, current Chief Financial Officer and director, to the offices of President and Chief Executive Officer. The Board also named Charles Green, a current director and member of the Audit Committee, to the office of Chief Financial Officer and Reiner Becker, a current director, to the office of Chairman of the Board.

     Nupro Innovations also announces that it has hired Thomas R. Fritsch, as Director of Research and Development. Mr. Fritsch has over thirty years of experience in the research, development, and commercialization of petroleum refining and petrochemical products. Prior to joining NuPro Innovations, Mr. Fritsch was employed by UOP, a privately held corporation, from 1962 to 1999, where he developed and licensed technology for the petroleum refining and petrochemical industries. Mr. Fritsch currently holds the rights to nine patents. Mr. Fritsch is a graduate of the Illinois Institute of Technology where he earned a bachelor of science in Chemical Engineering in 1962.

     "We are deeply saddened by the death of our founder and friend," said Reiner Becker, Chairman of the Board. "Luba served the company well and has laid a solid foundation for our future. Elke's deep knowledge of Luba's vision and business philosophy, Charles Green's increasing role in the Company, and the addition of Mr. Fritsch, with his extensive experience in the development of petrochemical products, will allow us to continue our strategy of commercializing our products without interruption."

     This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and 10-Q, and as amended, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in operating results, dependence on new product developments, rapid technological and market changes, manufacturing risks, volatility of the Company's stock price, financial risk management, and future growth subject to risks.